EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Announces Improved Fourth Quarter Results

ANNAPOLIS, MD (January 22, 2010) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced results for the quarter and year ended December 31, 2009.  Net loss for the fourth quarter of 2009 was $2.7 million (unaudited), or ($.31) per share, compared to a net loss of $4.4 million (unaudited) or ($.48) per share for the third quarter of 2009 and net loss of $6.9 million (unaudited), or $(.73) per share for the second quarter of 2009.  Net loss for the year ended December 31, 2009 was $15.2 million, or ($1.68) per share, compared to net income of $4.1 million, or $.39 per share for the year ended December 31, 2008.  The net loss of $2.7 million for the quarter was due to an increase in the loan loss reserve of approximately $5.5 million during the quarter ended December 31, 2009.  This increase is a non-cash charge against earnings.  At December 31, 2009, Severn’s regulatory capital ratios continued to exceed the levels required to be considered “well capitalized” under applicable federal banking regulations, including its core (leverage) ratio of approximately 12% compared to the regulatory requirement of 5% for “well capitalized” status.

“We are cautiously optimistic that the worst of the economic recession is behind us,” said Alan J. Hyatt, president and chief executive officer.  “Asset quality appears to be showing improvement, and our core business continues to be profitable. While we still set aside approximately $5.5 million in the loan loss reserve for potential credit problems in our loan portfolio, that amount is significantly less than the $8.9 million and $12.5 million set aside for the third and second quarters, respectively. We remain focused on our asset quality as we move forward through the next several months.   Our commitment remains to return to profitability and to continue to be the leading community bank in our market.”

About Severn
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $1 billion and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

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Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008

Summary Operating Results:
Interest income	$12,822	$13,347	$12,873	$13,616	$14,532
Interest expense	5,667	6,296	6,877	7,211	7,982
Net interest income	7,155	7,051	5,996	6,405	6,550
Provision for loan losses	5,458	8,909	12,501	4,534	3,116
	Net interest income (loss) after
provision for loan losses	1,697	(1,858)	(6,505)	1,871	3,434
Non-interest income	586	570	729	616	682
Non-interest expense	6,628	5,980	5,708	4,546	4,485
Loss before income tax benefit	(4,345)	(7,268)	(11,484)	(2,059)	(369)
Income tax benefit	(1,694)	(2,909)	(4,611)	(714)	(139)
Net loss	$(2,651)	$(4,359)	$(6,873)	$(1,345)	$(230)

Per Share Data:
Basic earnings (loss) per share	$(0.31)	$(0.48)	$(0.73)	$(0.18)	$(0.04)
Diluted earnings (loss) per share	$(0.31)	$(0.48)	$(0.73)	$(0.18)	$(0.04)
Common stock dividends per share	$-	$0.03	$0.03	$0.03	$0.06
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679

Performance Ratios:
Return on average assets	-0.27%	-0.44%	-0.69%	-0.14%	-0.02%
Return on average equity	-2.46%	-3.90%	-5.78%	-1.09%	-0.20%
Net interest margin	3.17%	3.06%	2.60%	2.79%	2.41%
Efficiency ratio*	61.36%	60.90%	69.41%	55.83%	55.50%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008

Balance Sheet Data:
Total assets	$967,936	$995,904	$1,001,993	$972,817	$987,651
Total loans receivable	853,772	871,183	896,396	911,236	911,272
Allownace for loan losses	(34,693)	(34,009)	(28,931)	(18,885)	(14,813)
Net loans	819,079	837,174	867,465	892,351	896,459
Deposits	710,330	725,040	712,384	677,048	683,866
Stockholders' equity	106,231	109,212	114,203	121,709	123,667
Bank's Tier 1 core capital to total assets	12.3%	12.2%	12.4%	13.6%	13.5%
Book value per share	$7.91	$8.21	$8.70	$9.45	$9.64

Asset Quality Data:
Non-accrual loans	$62,685	$68,801	$77,507	$62,623	$54,795
Foreclosed real estate	21,574	17,877	8,116	6,895	6,317
Total non-performing assets	84,259	86,678	85,623	69,518	61,112
Total non-accrual loans to net loans	7.7%	8.2%	8.9%	7.0%	6.1%
Allowance for loan losses	34,693	34,009	28,931	18,885	14,813
Allowance for loan losses to total loans	4.1%	3.9%	3.2%	2.1%	1.6%
Allowance for loan losses to total
non-performing loans	55.3%	49.4%	37.3%	30.2%	27.0%
Total non-accrual loans to total assets	6.5%	6.9%	7.7%	6.4%	5.5%
Total non-performing assets to total assets	8.7%	8.7%	8.5%	7.1%	6.2%